Exhibit 99.1

Contacts:

Investors Traci McCarty BioMarin Pharmaceutical Inc. (415) 455-7558	Media Debra Charlesworth BioMarin Pharmaceutical Inc. (415) 455-7451

For Immediate Release:

BioMarin Announces Third Quarter 2013 Financial Results

Total Revenue Grows 6.9% in the Quarter and 8.9% for First Three Quarters of 2013

Advisory Committee Meeting for Vimizim Scheduled for November 19, 2013

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET

Financial Highlights ($ in millions, except per share data, unaudited)

	Q3 2013	Q3 2012	Percent Change
Total BioMarin Revenue	$136.9	$128.1	6.9%
Total BioMarin Revenue (excluding Aldurazyme Net Product Transfer Revenue) - non-GAAP	134.0	124.0	8.1%
Naglazyme Net Product Revenue	63.2	62.5	1.1%
Aldurazyme BioMarin Net Product Revenue	23.4	23.8	-1.7%
Aldurazyme Royalty Revenue (excluding Net Product Transfer Revenue) - non-GAAP	20.5	19.7	4.1%
Kuvan Net Product Revenue	43.6	36.4	19.8%
Firdapse Net Product Revenue	4.1	3.6	13.9%
Net Loss	(53.0)	(5.4)
Net Loss per Share (basic and diluted)	$(0.38)	$(0.04)
Adjusted EBITDA Income (Loss) - non-GAAP	$(16.7)	$11.1

Cash, cash equivalents and short and long-term investments	$527.5	$533.2	-1.1%

SAN RAFAEL, Calif., October 24, 2013 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced financial results for the third quarter ended September 30, 2013. GAAP net loss was $53.0 million ($0.38 per diluted share) for the third quarter of 2013, compared to GAAP net loss of $5.4 million ($0.04 per share) for the third quarter of 2012. GAAP net loss for the nine months ended September 30, 2013 was $114.4 million ($0.84 per diluted share), as compared to GAAP net loss of $61.3 million ($0.52 per diluted share) for the nine months ended September 30, 2012. Non-GAAP adjusted EBITDA loss was $16.7 million for the third quarter of 2013, compared to non-GAAP adjusted EBITDA income of $11.1 million for the third quarter of 2012. Non-GAAP adjusted EBITDA was a loss of $24.6 million for the nine months ended September 30, 2013, as compared to income of $3.9 million for the nine months ended September 30, 2012.

The increased GAAP and non-GAAP adjusted EBITDA loss for the third quarter of 2013 compared to the third quarter of 2012 was primarily due to increased R&D expenses from advancing our late stage clinical programs (PEG-PAL, BMN 673 and BMN 701), from increased SG&A expenses, primarily due to increased pre-commercialization expenses for Vimizim and commercialization expenses for Naglazyme and Kuvan, and from increased contingent consideration expense also due to progress on some of our acquired clinical programs (BMN 673 and BMN 701), partially offset by increased gross profit from total revenues. As of September 30, 2013, BioMarin had cash, cash equivalents and short and long-term investments totaling $527.5 million, as compared to $524.4 million on June 30, 2013.

“During the third quarter we saw continued steady growth of our development pipeline. We announced the advancement of two important programs, the decision to advance BMN 673 for the treatment of gBRCA breast cancer into Phase 3 and the initiation of a Phase 1/2 trial of BMN 190 for the treatment of Batten Disease,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “The next major inflection point for the company is the potential market approval of Vimizim in the U.S. and Europe. We have been working diligently to prepare for the launch of this drug and look forward to the Advisory Committee meeting November 19 and potential CHMP opinion, which we expect near the end of the year or early 2014.”

Net Product Revenue

Total Revenue Growth, excluding Aldurazyme Net Product Transfer Revenues (in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Naglazyme (1)	$63.2	$62.5	$0.7	1.1%	$202.5	$193.9	$8.6	4.4%
Kuvan	43.6	36.4	7.2	19.8%	122.1	103.1	19.0	18.4%
Firdapse	4.1	3.6	0.5	13.9%	11.8	10.8	1.0	9.3%
Aldurazyme	23.4	23.8	(0.4)	-1.7%	57.7	57.7	—	0.0%

Net product revenue	134.3	126.3	8.0	6.3%	394.1	365.5	28.6	7.8%
Collaborative agreement revenue	1.8	1.2	0.6		2.8	1.7	1.1
Royalty and license revenue	0.8	0.6	0.2		4.7	1.5	3.2

Total BioMarin revenue - GAAP	136.9	128.1	8.8	6.9%	401.6	368.7	32.9	8.9%
Less: Aldurazyme net product transfer revenue	2.9	4.1	(1.2)		-3.3	1.1	(4.4)

Total BioMarin revenues (excluding Aldurazyme net product transfer revenue) - Non-GAAP (2)	$134.0	$124.0	10.0	8.1%	$404.9	$367.6	37.3	10.1%

Reconciliation of Aldurazyme Revenues (in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Aldurazyme revenue reported by Genzyme	$50.8	$48.3	$2.5	5.2%	$152.9	$140.0	$12.9	9.2%

Aldurazyme Royalties due from Genzyme - Non-GAAP (2)	$20.5	$19.7	$0.8		$61.0	$56.6	$4.4
Incremental net product transfer revenue (3)	2.9	4.1	(1.2)		(3.3)	1.1	(4.4)

Total Aldurazyme net product revenue - GAAP	$23.4	$23.8	$(0.4)		$57.7	$57.7	$—

(1)	Naglazyme revenues experience quarterly fluctuations due to the timing of government ordering patterns in certain countries. For example, quarterly sales to Brazil have been between $11M-$17M for Q1 2012 through Q2 2013. In each of these quarters there has been a centralized Brazil Ministry of Health (MOH) order for more than 50% of the Brazil ordering. However, in Q3 2013 there was no large, centralized order from the Brazilian MOH. As a result, sales in Brazil were less than $6M in Q3 2013. The Company does not believe this reflects a change in underlying demand, simply the timing of the Brazil MOH order. In Q4 2013, the Company received a centralized order from the Brazilian MOH.
(2)	BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core business. By providing information about both the GAAP and non-GAAP revenue measures, the company believes that the additional information enhances investors’ overall understanding of the company’s business and in particular allows for more consistent period to period evaluation of the revenue.
(3)	To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period.

2013 Full Year Financial Guidance

Unchanged with the exception of cash balance which reflects lower cash burn in 2013 and net proceeds of $696.6 million from the Convertible Debt offering that closed on October 15, 2013.

Revenue Guidance ($ in millions)
Item	2013 Guidance
Total BioMarin Revenues	$530 to $555
Naglazyme Net Product Revenue	$265 to $285
Kuvan Net Product Revenue	$155 to $170

Selected Income Statement Guidance ($ in millions)
Item	2013 Guidance
Cost of Sales (% of Total Revenue)	17% to 18%
Selling, General and Admin. Expense	$220 to $240
Research and Development Expense	$340 to $380
GAAP Net Loss	$(185) to $(160)
Non-GAAP Adjusted EBITDA (loss)	$(65) to $(40)
Cash Balance*	Over $1,180

*	Cash balance includes cash, cash equivalents and short and long term investments

Anticipated Upcoming Milestones

4Q 2013: First patient in Phase 3 with BMN 673 for the treatment of gBRCA breast cancer

4Q 2013/1Q 2014: Initiation of Phase 2/3 switching trial for BMN 701 for Pompe disease

4Q 2013/1Q 2014: Potential CHMP opinion for Vimizim for Morquio A

4Q 2013/ 1Q 2014: Initiation of Phase 1/2 trial for BMN 111 for achondroplasia

1Q 2014: PDUFA date for Vimizim for Morquio A

1Q 2014: Potential launch of Vimizim for Morquio A

4Q 2014: Top-line results for Phase 3 trial for PEG-PAL for PKU

Research and Development Programs

BioMarin continues to make significant investments in research and development to ensure a strong and profitable pipeline for the company. The current pipeline includes programs in various stages of development that focus on treating a range of rare and serious unmet medical needs.

Programs Under Regulatory Review for Approval

•	Vimizim for Morquio A: Regulatory applications for marketing authorization for Vimizim are under active review. The company has an FDA Advisory Committee meeting scheduled for November 19, 2013. The FDA has granted Vimizim priority review designation and assigned a PDUFA date of February 28, 2014. The EMA recently changed the review status for Vimizim from accelerated to standard assessment, which implies a possible CHMP opinion in either late 2013 or early 2014. Both the FDA and EMA have conducted and completed all pre-approval inspections associated with the review of the marketing applications.

Advanced Clinical Programs

•	PEG-PAL for PKU: Enrollment in the pivotal Phase 3 program, which opened in the second quarter of 2013, is progressing. The Phase 3 program includes: (1) an open-label Phase 3 study to evaluate safety and blood Phe levels in naïve patients; and, (2) a randomized controlled study of the Phase 2 extension study patients and patients from the open label trial to evaluate blood Phe levels and neurocognitive endpoints. The company expects top-line results for the Phase 3 study in the fourth quarter of 2014.

•	BMN 701 for Pompe Disease: During the third quarter, regulatory authorities indicated that Maximal Inspiratory Pressure (“MIP”) is a potentially approvable primary endpoint and that a single arm switch study could support registration if the magnitude of benefit is meaningful and if the data can satisfy health authorities that patient outcomes can be reliably predicted. A phase 2/3 trial of patients previously treated with alglucosidase alfa and switched to a treatment of BMN 701 at 20 mg/kg administered every other week for 24 weeks is being prepared to start in Q4 2013/Q1 2014. The primary endpoint of the study will be the respiratory parameter MIP. The company has completed a full scale production campaign using its new cell line and has verified the production yields. Characterization testing is currently ongoing, and it is expected that regulatory filings to support the introduction of this material into clinical studies will be submitted in the fourth quarter of 2013.

•	BMN 673 (PARP inhibitor): The Phase 3 trial to study its poly ADP-ribose polymerase (PARP) inhibitor, BMN 673, in the treatment of deleterious germline BRCA mutation metastatic breast cancer is open for enrollment. The Phase 3 trial is an open-label, 2:1 randomized, parallel, two-arm study of BMN 673 as compared to monotherapy physicians’ choice (capecitabine, eribulin, gemcitabine or vinorelbine) in germline BRCA mutation subjects with locally advanced and/or metastatic breast cancer who have received no more than two prior chemotherapy regimens for metastatic disease. The study will enroll approximately 429 subjects and will be conducted globally. The primary objective of the study is to compare progression-free survival (PFS) of subjects treated with BMN 673 as a monotherapy relative to those treated with protocol-specific physicians’ choice. The company also announced that it will use Myriad Genetics’ BRCAnalysis® test as a diagnostic in the pivotal trial.

Early-Stage Clinical Programs

•	BMN 111 for Achondroplasia: The company announced that U.S. and European Regulatory Authorities have agreed that a Phase 2 study in Achondroplasia can start without additional data. BioMarin previously completed a Phase 1 study in adult healthy volunteers. The company expects to initiate its first study in pediatric patients in the fourth quarter of 2013 or the first quarter of 2014.

•	BMN 190 for LINCL (Batten disease): The company announced that the first patient had been dosed in the Phase 1/2 trial for BMN 190, a recombinant human tripeptidyl peptidase 1 (rhTPP1) for the treatment of patients with neuronal ceroid lipofuscinosis type 2 (NCL-2), a form of Batten disease. This is the first time that a patient with Batten Disease has been treated with an enzyme replacement therapy in a clinical trial setting. The Phase 1/2 study is an open-label, dose-escalation study in patients with NCL-2. The primary objectives are to evaluate the safety and tolerability of BMN 190 and to evaluate effectiveness using an NCL-2-specific rating scale score in comparison with natural history data after 48 weeks of treatment. Secondary objectives are to evaluate the impact of treatment on brain atrophy in comparison with NCL-2 natural history after 48 weeks of treatment and to characterize pharmacokinetics and immunogenicity. The study will enroll approximately 22 subjects for a treatment duration of 48 weeks.

Preclinical Programs

•	Other early stage programs: BioMarin is working on multiple additional early development opportunities, including two new lead optimization programs gained through the acquisition of Zacharon Pharmaceuticals: inhibition of heparan sulfate synthesis for MPS III and inhibition of ganglioside synthesis for diseases such as Tay Sachs and Sandhoff. The company also has an ongoing Factor VIII gene therapy research program for Hemophilia A from University College London and St. Jude Children’s Research Hospital.

Financing Update

•	Convertible Debt Offering: On October 15, 2013, the company completed a Convertible Debt Offering of $750.0 million of its senior subordinated convertible notes consisting of $375.0 million 0.75% Senior Subordinated Convertible Notes due 2018 (the “2018 Notes”) and $375.0 million 1.50% Senior Subordinated Convertible Notes due 2020 (the “2020 Notes” and together with the 2018 Notes, the “Notes”).

The Notes will be convertible, under certain circumstances, into cash, shares of BioMarin’s common stock or a combination of cash and common stock at BioMarin’s election. The initial conversion rate will be 10.6213 shares of common stock per $1,000 principal amount of Notes (representing an initial conversion price of approximately $94.15 per common share), subject to customary adjustments. The initial conversion rate represents approximately a 40% premium to the last reported sale price of the common stock on the NASDAQ Global Select Market on October 8, 2013.

The company entered into privately-negotiated capped call transactions with respect to 50% of the principal amount of the Notes with three of the underwriters or their affiliates (the “hedge counterparties”). The capped call transactions are generally expected to reduce potential dilution to BioMarin’s common stock upon conversion of the relevant Notes in excess of the principal amount of such converted Notes. The cap price of the capped call transactions entered into with respect to 50% of the Notes will initially be, in each case, approximately $121.05, which represents a premium of approximately 80% over the NASDAQ closing price of a share of BioMarin’s common stock on October 8, 2013 and is subject to certain adjustments under the terms of such capped call transactions.

The company received net proceeds after fees, transaction costs and the purchase of the capped call of approximately $696.6 million, which the company intends to use for general corporate purposes.

In order to preserve flexibility and to potentially further minimize future dilution, on conversion, the Notes may be settled in cash, shares of BioMarin’s common stock or a combination of cash and common stock at BioMarin’s election. Under GAAP, convertible debt instruments that may be settled in cash are required to be accounted for by separating the instrument into separate debt and equity components based on our non-convertible debt borrowing rate. For GAAP purposes the equity component is treated as a discount to the notes, and this discount is amortized to interest expense using the effective interest method over the life of the notes as the they accrete to face value at maturity. This estimated additional GAAP interest expense does not have a current, past or future impact on cash flows. The table below shows the estimated future interest expense and associated GAAP tax benefits for the Notes due to the cash interest coupon payments and the cash issuance costs as well as the non cash debt discount accretion.

Estimated Convertible Note Interest Expense and Estimated Tax Benefits ($ in millions)

	For the Year Ended
	2013	2014	2015	2016	2017	2018	2019	2020
Coupon Interest (Cash)	$1.4	$8.4	$8.4	$8.4	$8.4	$8.0	$5.6	$4.7
Amortization of Issuance Costs (Cash)	0.5	3.2	3.2	3.2	3.2	2.9	1.3	1.1
Amortization of Debt Discount (Non-Cash)	3.9	23.8	25.1	26.5	28.0	26.8	14.5	12.7

Total Estimated GAAP Interest Expense	$5.8	$35.5	$36.8	$38.1	$39.6	$37.6	$21.4	$18.5

Total Estimated GAAP Tax Benefit	$(2.1)	$(12.8)	$(13.3)	$(13.8)	$(14.3)	$(13.6)	$(7.7)	$(6.7)

Estimated After Tax Interest Expense of Cash Items (Coupon + Issuance Costs)	$1.2	7.4	7.4	7.4	7.4	6.9	4.4	3.7
Estimated After Tax Interest Expense of Non-Cash Items (Discount Amortization)	2.5	15.2	16.1	16.9	17.9	17.1	9.2	8.1

Total Estimated After Tax GAAP Net Interest Expense	$3.7	$22.7	$23.5	$24.4	$25.3	$24.1	$13.7	$11.8

Non-GAAP Financial Information and Reconciliation

The results for the three and nine months ended September 30, 2013 and September 30, 2012 and financial guidance for the year ending December 31, 2013 are all determined in accordance with GAAP except for non-GAAP adjusted EBITDA which is determined on a non-GAAP basis. As used in this release, non-GAAP adjusted EBITDA income is based on GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) and further adjusted to also exclude certain non-cash stock compensation expense, non-cash contingent consideration expense and certain other nonrecurring material items (non-GAAP adjusted EBITDA).

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA Income (Loss)

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ending December 31, 2013 Guidance
	2013	2012	2013	2012
GAAP Net Loss	$(53.0)	$(5.4)	$(114.4)	$(61.3)	$(185.0)- $(160.0)
Interest expense, net	—	1.1	1.0	3.9	6.2
Provision for (benefit from) income taxes	0.7	(6.4)	(2.8)	(6.8)	(7.2)
Depreciation expense	6.3	6.4	19.0	21.0	25.0
Amortization expense	2.6	2.7	8.9	14.5	10.5

EBITDA Loss	(43.4)	(1.6)	(88.3)	(28.7)	(150.5)-(125.5)
Stock-based compensation expense	16.2	12.1	41.7	35.9	59.5
Contingent consideration expense (1)	8.8	0.6	9.8	(3.3)	13.8
Material non-recurring:
Debt conversion expense (2)	1.7	—	12.2	—	12.2

Non-GAAP Adjusted EBITDA Income (Loss)	$(16.7)	$11.1	$(24.6)	$3.9	$(65.0)- $(40.0)

(1)	Represents the expense associated with the change in the fair value of contingent acquisition consideration payable for the period. The change in the current quarter reflects changes in estimated probabilities and timing of achieving certain developmental milestones.
(2)	Represents debt conversion expense associated with the early conversion of a portion of our 2017 convertible notes in March and August 2013

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the company believes that the additional information enhances investors’ overall understanding of the company’s business and prospects for the future. Further, the company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes and uses the non-GAAP adjusted EBITDA methodology in establishing corporate goals for internal compensation programs.

Conference Call Details

BioMarin will host a conference call and webcast to discuss third quarter 2013 financial results today, Thursday, October 24, at 5:00 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 32118292

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 32118292

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in Phase III clinical development for the treatment of MPS IVA, amifampridine phosphate (3,4-diaminopyridine phosphate), which is currently in Phase III clinical development for the treatment of LEMS in the U.S., PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU, BMN-701, a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase I/II clinical development for the treatment of Pompe disease, BMN-673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase I/II clinical development for the treatment of genetically-defined cancers, and BMN-111, a modified C-nutriuretic peptide, which is currently in Phase I clinical development for the treatment of achondroplasia. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of GALNS, PEG-PAL, BMN-673, BMN-701, BMN-111, BMN-190 and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to GALNS, PEG-PAL, BMN-673, BMN-701, BMN-111 and BMN-190; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan and Firdapse; actual sales of Aldurazyme, Naglazyme Kuvan and Firdapse; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2012 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan® and Firdapse™ are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2013 and December 31, 2012

(In thousands of U.S. dollars, except share and per share amounts)

	September 30, 2013	December 31, 2012(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$181,565	$180,527
Short-term investments	198,086	270,211
Accounts receivable, net (allowance for doubtful accounts: $376 and $348, respectively)	124,745	109,066
Inventory	148,684	128,695
Current deferred tax assets	32,238	29,454
Other current assets	28,161	25,509

Total current assets	713,479	743,462
Noncurrent assets:
Investment in BioMarin/Genzyme LLC	854	1,080
Long-term investments	147,771	115,993
Property, plant and equipment, net	285,664	284,473
Intangible assets, net	165,791	162,980
Goodwill	54,258	51,543
Long-term deferred tax assets	238,703	225,501
Other assets	14,010	16,611

Total assets	$1,620,530	$1,601,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$167,633	$147,068
Convertible debt	—	23,365

Total current liabilities	167,633	170,433
Noncurrent liabilities:
Long-term convertible debt	78,310	324,859
Long-term contingent acquisition consideration payable	26,500	30,618
Long-term deferred tax liabilities	37,190	33,296
Other long-term liabilities	34,411	26,674

Total liabilities	344,044	585,880

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at September 30, 2013 and December 31, 2012; 142,200,995 and 125,809,162 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively.	142	126
Additional paid-in capital	1,926,133	1,561,890
Company common stock held by Nonqualified Deferred Compensation Plan	(7,451)	(6,603)
Accumulated other comprehensive income (loss)	11,473	(202)
Accumulated deficit	(653,811)	(539,448)

Total stockholders’ equity	1,276,486	1,015,763

Total liabilities and stockholders’ equity	$1,620,530	$1,601,643

(1)	December 31, 2012 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Three and Nine Months Ended September 30, 2013 and 2012

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES:
Net product revenues	$134,330	$126,310	$394,074	$365,540
Collaborative agreement revenues	1,754	1,210	2,778	1,729
Royalty and license revenues	790	597	4,760	1,516

Total revenues	136,874	128,117	401,612	368,785
OPERATING EXPENSES:
Cost of sales (excludes amortization of certain acquired intangible assets)	28,054	24,619	71,121	65,298
Research and development	88,064	66,209	257,468	217,855
Selling, general and administrative	61,841	46,337	163,547	143,124
Intangible asset amortization and contingent consideration	9,639	1,443	13,173	5,819

Total operating expenses	187,598	138,608	505,309	432,096

LOSS FROM OPERATIONS	(50,724)	(10,491)	(103,697)	(63,311)
Equity in the loss of BioMarin/Genzyme LLC	(147)	(336)	(711)	(968)
Interest income	574	778	1,942	1,819
Interest expense	(526)	(1,837)	(2,854)	(5,709)
Debt conversion expense	(1,732)	—	(12,152)	—
Other income (expense)	239	125	344	(15)

LOSS BEFORE INCOME TAXES	(52,316)	(11,761)	(117,128)	(68,184)
Provision for (benefit from) income taxes	704	(6,404)	(2,765)	(6,849)

NET LOSS	$(53,020)	$(5,357)	$(114,363)	$(61,335)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.38)	$(0.04)	$(0.84)	$(0.52)

Weighted average common shares outstanding, basic and diluted	140,796	123,434	136,102	118,810

COMPREHENSIVE LOSS	$(43,988)	$(7,674)	$(102,688)	$(63,889)

STOCK-BASED COMPENSATION EXPENSE

Total stock-based compensation expense included in the Condensed Consolidated Statements of Comprehensive Loss is as follows (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cost of sales	$1,489	$1,327	$3,663	$3,535
Research and development	7,116	5,060	18,821	15,351
Selling, general and administrative	7,600	5,752	19,214	17,021

	$16,205	$12,139	$41,698	$35,907

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